EXHIBIT 99.1

FOR IMMEDIATE RELEASE

August 3, 2007

CONTACT:	Ronald J. Domanico
Senior Vice President and
Chief Financial Officer
(770) 948-3101

CARAUSTAR INDUSTRIES, INC. REPORTS

SECOND QUARTER 2007 RESULTS

ATLANTA, Georgia - Caraustar Industries, Inc. (NASDAQ: CSAR) today announced that sales for the second quarter ended June 30, 2007 were $235.6 million, a decrease of 10.3 percent compared to sales of $262.7 million for the same quarter in 2006. Included in the second quarter 2006 sales were $21.4 million related to the company’s Rittman, OH and Sprague, CT coated recycled paperboard operations, both of which were exited in 2006. Loss from continuing operations for the second quarter 2007 was $2.3 million, or $0.08 per share, compared to loss from continuing operations of $15.7 million, or $0.55 per share for the same quarter last year. The second quarter 2007 and 2006 results included pretax restructuring and impairment costs of approximately $3.7 million and $15.8 million, or $0.08 and $0.34 per share, respectively.

The second quarter 2007 loss from continuing operations was impacted by noncash asset write-offs of $1.0 million, or $0.02 per share, related to the sale of our Mooresville, NC converting location and $0.7 million, or $0.02 per share, in severance and unemployment taxes.

Total paperboard controlled volume (Caraustar mill tons sold plus outside paperboard purchased) for the second quarter of 2007 decreased approximately 87.0 thousand tons, or 26.7 percent, compared to the same quarter last year. In the past year, as a part of the transformation plan to rationalize underperforming assets, the company exited the Sprague, CT and Rittman, OH mills, and closed the Lafayette, IN and Reading, PA mills. Those four mills, in aggregate, sold 78.8 thousand tons in the second quarter 2006. Excluding these mills, total paperboard controlled in the second quarter 2007 compared to prior year decreased 8.2 thousand tons, or 3.3 percent versus an industry decline of 6.3 percent. The rationalization of ten converting facilities (two folding carton and eight tube and core) over the same time period also adversely impacted volume. Gypsum facing paper volume, including volume at the company’s 50-percent owned unconsolidated Premier Boxboard Limited, LLC (PBL) joint venture, declined 27.9 percent compared to the same quarter last year as the demand for wallboard continued to be soft. Offsetting this shortfall, production at the gypsum facing paper mills exceeded prior year as the company leveraged its flexibility in producing other grades. Quarter-over-quarter, mill margins increased $16 per ton as a fiber cost increase of $38 per ton was more than offset by higher selling prices of $43 per ton and lower fuel and energy costs of $11 per ton. Tube and core margins remained relatively stable compared to the same period last year.

- more -

•    P. O. BOX 115        •    AUSTELL, GA 30168-0115

AUSTELL THREADMILL COMPLEX        •    5000 AUSTELL-POWDER SPRINGS ROAD        •    SUITE 300

AUSTELL, GA 30106-2440        •    PHONE 770 . 948 . 3101

www.caraustar.com

Caraustar Industries, Inc.

August 3, 2007

Six-month period ended June 30, 2007

Sales for the six-month period ended June 30, 2007 were $468.4 million, a decrease of 11.0 percent compared to sales of $526.6 million for the same period in 2006. Included in the six months ended June 30, 2006, sales were $44.3 million related to the company’s Rittman, OH and Sprague, CT coated recycled paperboard operations, both of which were exited in 2006. Loss from continuing operations for the six-month period ended June 30, 2007 was $11.3 million, or $0.39 per share, compared to a gain from continuing operations of $65.8 million, or $2.30 per share for the same period last year. Income from continuing operations for the first half of 2006 included a gain of $135.2 million on the sale of the company’s 50-percent interest in its Standard Gypsum joint venture and a cost of $18.8 million associated with the redemption of its senior subordinated notes. The six-month periods ended 2007 and 2006 results included pretax restructuring and impairment costs of approximately $9.5 million and $20.6 million, or $0.21 and $0.45 per share, respectively.

Michael J. Keough, president and chief executive officer of Caraustar, commented, “Caraustar’s second quarter results improved considerably over first quarter 2007 and year-over-year. Additionally, our mill system operated at 96.6 percent of capacity versus 93.1 percent in the first quarter 2007 and 96.0 percent in the second quarter 2006. We were able to sell out the entire capacity of our PBL joint venture mill in the second quarter 2007, and the mill continues to run full with a product mix of approximately half facing paper and half containerboard.

During the quarter, we were able to achieve a high percentage of the original $50 per ton price increase announced in March, and energy costs were down $11 per ton versus the second quarter last year. Operating results, however, were adversely impacted by company and industry volume shortfalls coupled with a $38 per ton increase in recovered fiber costs. Fiber costs decreased in April and May but began to climb again in June. We expect continued volatility in the cost of fiber given the increased international consumption, primarily by China.

“Our transformation process continued as we further refined our business portfolio through the sale of our Mooresville, NC converting facility, which produced games and picture frames. Our comprehensive initiative to reduce SG&A, including the closure of underperforming assets, led to a $6.4 million reduction in costs versus the second quarter last year. The percent of SG&A to sales declined from 12.6 percent to 11.3 percent.

“As stated last quarter, we were able to increase liquidity despite volume declines that led to lower operating results, and we expect to further improve liquidity in the third quarter. We remain committed to achieving overall improvements in volume, sales and cost reductions.”

Liquidity

The company ended the quarter with a cash balance of $2.3 million compared to $1.0 million at December 31, 2006. For the six month periods ended June 30, 2007 and 2006, the company used $12.2 million and $3.6 million, respectively, of cash in operating activities. The increase in cash used from operations versus 2006 was primarily due to lower operating results. Capital expenditures decreased year-to-date to $11.6 million in 2007 from $15.8 million in 2006.

- more -

Caraustar Industries, Inc.

August 3, 2007

As of June 30, 2007, the company had $60.2 million in borrowings outstanding under its $135.0 million senior secured credit facility and had $15.7 million in letters of credit outstanding. As of June 30, 2007, the company had availability under the revolver portion of the Senior Credit Facility of $24.4 million.

Cash restructuring costs related to the closure of facilities were $1.6 million in the second quarter of both 2007 and 2006.

Caraustar, a recycled paperboard and packaging company, is one of the world’s largest integrated manufacturers of converted recycled paperboard. Caraustar has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled boxboard product end-use markets: tubes, cores and composite cans; folding cartons; gypsum facing paper; and specialty paperboard products. For additional information on Caraustar, please visit the company’s website at www.caraustar.com.

Caraustar Industries, Inc. (NASDAQ: CSAR) will host a conference call to review second quarter results on Friday, August 3, 2007 beginning at 9:00 a.m. (ET) that will be webcast live. In order to listen to the webcast of its conference call, participants can log on to the Caraustar website at www.caraustar.com and look for the webcast button/icon on the “Investor Relations” page.

This press release contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs about future events, operating results, financial condition, business plans and industry trends and their potential impact on the company’s business and financial results. Statements that are not statements of historical fact, as well as statements including words such as “expect,” “intend,” “will,” “believe,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “may,” “would,” “could,” “should,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by such statements. Such risk factors include, among others: fluctuations in raw material prices and energy costs, increases in pension and insurance costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, the degree of market receptiveness to price increases and energy surcharges, changes in demand for the company’s products, the degree of success achieved by the company’s new product initiatives, uncertainties related to the company’s ability to successfully complete its announced strategic transformation plan, future financing plans and needs, the impact on the company of its results of operation in recent years and the sufficiency of its financial resources to absorb the impact, changes in government regulations, the company’s ability to service its substantial indebtedness, and unforeseen difficulties with the consolidation, integration of the company’s accounting and control operations and IT systems. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and its most recent reports on Form 10-K, 10-Q and 8-K, as amended, filed with or furnished to, the Securities Commission. These documents may be accessed through the web site of the Securities and Exchange Commission (www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

###

Caraustar Industries, Inc.

Unaudited Supplemental Data

Volume Sold (tons):

	In thousands
	Q2 2007	Q1 2007	Q4 2006	Q3 2006	Q2 2006
CSAR Mill Tons Sold (Market) *	112.5	117.6	119.7	145.2	189.2
CSAR Mill Tons Converted	86.4	79.7	77.0	90.9	110.4

Total CSAR Mill Tons *	198.9	197.3	196.7	236.1	299.6
Outside Paperboard Purchased	40.3	41.5	41.3	45.2	26.6

Total Paperboard Controlled *	239.2	238.8	238.0	281.3	326.2

Tube & Core Tons	77.6	75.6	76.2	81.0	83.3
Folding Carton Tons	56.8	57.7	56.5	78.5	104.3
Gypsum Paper Tons *	52.0	50.5	51.3	59.6	72.1
Other Specialty Tons *	52.8	55.0	54.0	62.2	66.5

Total Paperboard Controlled *	239.2	238.8	238.0	281.3	326.2

PBL gypsum facing and other specialty paper sold *	36.3	35.8	35.1	42.0	49.1

Changes in Selling Price and Costs ($/ton):

	Q2 2007 vs. Q2 2006	Q2 2007 vs. Q1 2007
Mill Average Selling Price	$43.4	$33.4
Mill Average Fiber Cost	38.3	11.9
Mill Average Fuel & Energy Cost	(10.9)	(5.7)

Net Increase (Decrease)	$16.0	$27.2

Tubes and Cores Average Selling Price	$61.9	$16.8
Tubes & Cores Average Paperboard Cost	62.4	34.8

Net Increase (Decrease)	($0.5)	($18.0)

Reconciliation of Net Cash (Used in) Provided by Operations to Earnings Before Interest,

Taxes, Depreciation and Amortization (as defined by our Senior Credit Facility Agreement):

	In thousands
	Q2 2007	Q1 2007	Q4 2006	Q3 2006	Q2 2006
Net cash (used in) provided by operating activities	$(4,381)	$(7,847)	$(6,963)	$7,399	$1,717
Changes in working capital items and other	7,211	2,400	6,914	(3,575)	13,686
Benefit for income taxes	(1,533)	(3,290)	(8,069)	(1,609)	(8,521)
Change in deferred taxes	1,616	3,414	6,009	(1,134)	678
Interest expense	4,829	4,650	4,391	4,397	6,962
Return of investment in unconsolidated affiliates	—	—	—	1,536	1,384

EBITDA **	$7,742	$(673)	$2,282	$7,014	$15,906

*	Includes gypsum facing and other specialty paper sold by Caraustar’s 50%-owned, unconsolidated Premier . Boxboard (“PBL”) joint venture.

**	This item is not a financial measure under generally accepted accounting principals (GAAP) in the United States. Because this item is not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included this non-GAAP financial measure because it uses this measure, and believes this measure is useful in evaluating the Company’s ongoing comparable operating results, cash position and its ability to generate cash. The tables above include a reconciliation of this non-GAAP financial measure with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2007	2006	2007	2006
Sales	$235,644	$262,673	$468,389	$526,554
Cost of goods sold	204,688	224,184	410,025	450,735
Selling, general and administrative expenses	26,716	33,117	56,149	68,624

Income from operations before restructuring and impairment costs	4,240	5,372	2,215	7,195
Restructuring and impairment costs	3,736	15,798	9,524	20,608

Income (loss) from operations	504	(10,426)	(7,309)	(13,413)
Other (expense) income:
Interest expense	(4,829)	(6,962)	(9,479)	(17,125)
Interest income	48	1,445	102	3,625
Equity in income of unconsolidated affiliates	355	2,060	514	3,651
Loss on redemption of debt	—	(10,272)	—	(10,272)
Gain on sale of interest in Standard Gypsum, L.P.	—	—	—	135,247
Other, net	81	19	97	114

	(4,345)	(13,710)	(8,766)	115,240

(Loss) income from continuing operations before income taxes and minority interest	(3,841)	(24,136)	(16,075)	101,827
Benefit (provision) for income taxes	1,533	8,481	4,823	(35,897)
Minority interest in income	—	(69)	—	(83)

(Loss) income from continuing operations	(2,308)	(15,724)	(11,252)	65,847

Discontinued operations:
Loss from discontinued operations before income taxes	—	(72)	—	(1,483)
Benefit for income taxes of discontinued operations	—	40	—	532

Loss from discontinued operations	—	(32)	—	(951)

Net (loss) income	$(2,308)	$(15,756)	$(11,252)	$64,896

Basic (loss) income per common share
Continuing operations	$(0.08)	$(0.55)	$(0.39)	$2.30

Discontinued operations	$—	$—	$—	$(0.03)

Net (loss) income	$(0.08)	$(0.55)	$(0.39)	$2.27

Weighted average number of shares outstanding	28,615	28,570	28,609	28,559

Diluted (loss) income per common share
Continuing operations	$(0.08)	$(0.55)	$(0.39)	$2.30

Discontinued operations	$—	$—	$—	$(0.03)

Net (loss) income	$(0.08)	$(0.55)	$(0.39)	$2.27

Diluted weighted average number of shares outstanding	28,615	28,570	28,609	28,615

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,281	$1,022
Receivables, net of allowances	94,190	85,577
Inventories	72,001	75,041
Refundable income taxes	1,515	172
Current deferred tax assets	5,967	9,272
Other current assets	12,007	8,354

Total current assets	187,961	179,438
Property, plant and equipment:
Land	10,043	10,316
Buildings and improvements	89,495	93,275
Machinery and equipment	439,392	436,705
Furniture and fixtures	32,245	29,975

	571,175	570,271
Less accumulated depreciation	(309,190)	(306,666)

Property, plant and equipment, net	261,985	263,605

Goodwill	127,574	127,574

Investment in unconsolidated affiliates	42,125	41,574

Other assets	11,759	12,084

	$631,404	$624,275

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt	$5,830	$5,830
Accounts payable	69,883	65,033
Accrued interest	1,956	1,482
Accrued compensation	9,132	10,127
Capital lease obligations	335	544
Other accrued liabilities	24,284	27,458

Total current liabilities	111,420	110,474

Long-term debt, less current maturities	283,507	260,092

Long-term capital lease obligations	27	91

Deferred income taxes	26,842	43,315

Pension liability	35,636	38,854

Other liabilities	24,547	9,863

Shareholders’ equity
Common stock	2,911	2,909
Additional paid-in capital	192,109	191,411
Retained deficit	(21,863)	(7,502)
Accumulated other comprehensive loss	(23,732)	(25,232)

Total shareholders’ equity	149,425	161,586

	$631,404	$624,275

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Six Months Ended June 30,
	2007	2006
Operating activities:
Net (loss) income	$(11,252)	$64,896
Depreciation and amortization	10,570	11,162
Write-off of deferred debt costs	—	155
Equity-based compensation expense	554	547
Loss on redemption of senior subordinated notes	—	10,272
Restructuring and impairment costs	3,055	19,189
Deferred income taxes	(5,030)	28,126
Gain on sale of interest in Standard Gypsum, L.P.	—	(135,247)
Loss on sale of assets held for sale	—	2,073
Equity in income of unconsolidated affiliates	(514)	(3,651)
Distributions from unconsolidated affiliates	—	3,616
Changes in operating assets and liabilities	(9,611)	(4,688)

Net cash used in operating activities	(12,228)	(3,550)

Investing activities:
Purchases of property, plant and equipment	(11,600)	(15,799)
Proceeds from disposal of property, plant and equipment	1,369	353
Proceeds from sale of assets held for sale	—	7,195
Acquisition of businesses, net of cash acquired	—	(11,059)
Changes in restricted cash	(75)	10,712
Net proceeds from sale of interest in Standard Gypsum, L.P.	—	148,460
Return of investment in unconsolidated affiliates	41	1,384
Investment in unconsolidated affiliates	(78)	—

Net cash (used in) provided by investing activities	(10,343)	141,246

Financing activities:
Proceeds from senior credit facility - revolver	83,954	30,000
Repayments of senior credit facility - revolver	(56,954)	(15,000)
Proceeds from senior credit facility - term loan	—	35,000
Repayments of short and long-term debt	(2,917)	(274,110)
Deferred debt costs	—	(1,135)
Payments for capital lease obligations	(273)	(248)
Issuances of stock, net of forfeitures	20	92

Net cash provided by (used in) financing activities	23,830	(225,401)

Net change in cash and cash equivalents	1,259	(87,705)
Cash and cash equivalents at beginning of period	1,022	95,152

Cash and cash equivalents at end of period	$2,281	$7,447

Supplemental Disclosures:
Cash payments for interest	$9,513	$22,303

Income tax payments, net of refunds	$174	$2,865

Property acquired under capital leases	$—	$36